Exhibit 99.1

Delta Launches Exchange Offer to the Holders of $2.6 Billion of Outstanding Unsecured Debt Securities and Enhanced Pass Through Certificates as Part of its Efforts to Effect a Successful Out-of-Court Restructuring

ATLANTA, GA, Sept. 15, 2004   – Delta Air Lines (NYSE: DAL) announced today that it had commenced an offer to exchange up to $680 million aggregate principal amount of three series of newly issued senior secured notes to the holders of $2.6 billion aggregate principal amount of outstanding unsecured debt securities and enhanced pass through certificates.

The table below sets forth the various series of unsecured debt securities and enhanced pass through certificates for which new notes are being offered.  The Short-Term Existing Securities, the Intermediate Existing Securities and the Long-Term Existing Securities (each as defined in the table below) are exchangeable for the A-1 New Notes, the A-2 New Notes and the A-3 New Notes (each as defined in the table below, collectively, the “New Notes”), respectively, subject to proration. Delta will not issue more than $200,000,000 aggregate principal amount of A-1 New Notes, $230,000,000 aggregate principal amount of A-2 New Notes and $250,000,000 aggregate principal amount of A-3 New Notes in the exchange offer.

For each $1,000 principal amount of Existing Securities:
CUSIP and ISIN No(s).	Outstanding aggregate principal amount (1) (2)	Existing Securities to be exchanged	Amount	Series of New Notes
Short-Term Existing Securities:
247367AR6; US247367AR60	$ 238,273,000	Pass Through Certificates, Series 2000-1C	$750	8% Senior Secured Notes due 2008 (the “A-1 New Notes”)
247367AV7; US247367AV72	$ 91,782,000	Pass Through Certificates, Series 2001-1C

Intermediate Existing Securities:
24736QAY9; US24736QAY98	$ 27,500,000	9.250% Notes due 2007	$400	10% Senior Secured Notes due 2011 (the “A-2 New Notes”)
247361YT9; US247361YT90	$ 247,772,000	10.000% Notes due 2008
247361YC6; US247361YC65; 247361YF9; US247361YF96	$ 499,340,000	7.900% Notes due 2009
247361QN1; US247361QN13	$ 84,665,000	10.125%Debentures due 2010
247361WG9 US247361WG97	$ 68,725,000	10.375% Notes due 2011
247367AZ8; US247367AZ86	$ 140,824,258	Pass Through Certificates, Series 2002-1C

Long-Term Existing Securities:
247361AD0 US247361AD09	$ 102,455,000	9.000% Debentures due 2016	$350	12% Senior Secured Notes due 2014 (the “A-3 New Notes”)
247361WH7; US247361WH70	$ 105,766,000	9.750% Debentures due 2021

247361XX1; US247361XX12	$ 63,548,000	9.250% Debentures due 2022
247361XY9; US247361XY94	$ 54,329,000	10.375% Debentures due 2022
247361YG7; US247361YG79	$ 924,895,000	8.300% Notes due 2029

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(1) Excludes any amounts held by Delta.

(2)  In the case of Pass-Through Certificates, Series 2002-1C, the outstanding aggregate principal amount thereof means the outstanding pool balance of such certificates rather than the face amount of such certificates.

The New Notes will be secured by a pool of collateral consisting of certain unencumbered aircraft, flight simulators and flight training equipment with an aggregate appraised current market value of $1.3 billion. The A-1 New Notes will amortize from 2006 through 2008, the A-2 New Notes will amortize from 2009 through 2011 and the A-3 New Notes will amortize from 2012 through 2014.  The New Notes will accrue interest from the settlement date at an annual rate of 8% in the case of the A-1 New Notes, 10% in the case of the A-2 New Notes and 12% in the case of the A-3 New Notes.

Consummation of the exchange offer is subject to a number of significant conditions, which Delta can waive or amend in its sole discretion, including, without limitation, (1) Delta having determined that there are anticipated annual cost savings sufficient for it to achieve financial viability by way of an out-of-court restructuring, including reduction of pilot costs (before employee reward programs) of at least $1 billion annually by 2006 and reduction of other costs of at least $1.7 billion annually by 2006 (in addition to the $2.3 billion of annual cash savings (compared to 2002) expected to be achieved by the end of 2004 through previously implemented profit improvement initiatives) and that it is advisable to consummate the exchange offer as part of a successful out-of-court restructuring, (2) that Delta receives valid and unwithdrawn tenders of Existing Securities that, if accepted, would require the issuance of at least $612,000,000 aggregate principal amount of New Notes and (3) the absence of certain adverse legal and market developments.

The exchange offer will terminate at 5:00 p.m. on October 14, 2004 unless extended (the "Expiration Date"). Tenders of securities may be withdrawn at any time prior to the Expiration Date.

As Delta continues to negotiate with its pilots, key creditors and other stakeholders in connection with a possible out-of-court restructuring, certain elements of its transformation plan and related restructuring will change.  Delta will amend the offering memorandum to include additional information concerning its transformation plan and related restructuring, as well as any other information that may be material to a decision by any holder of Existing Securities to participate in the exchange offer, not later than 10 business days prior to the Expiration Date.

The offering of the New Notes in the exchange offer is being made only to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933, as amended.

The New Notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the New Notes.